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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 3)



                             UFP Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock - $.01 Par Value
--------------------------------------------------------------------------------



                                    902673102
--------------------------------------------------------------------------------
                                 (CUSIP Number)






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                                  SCHEDULE 13G


CUSIP No. 902673102

1)   Names of Reporting Persons; S.S. or I.R.S. Identification Nos. of Above
     Persons

                                Eliot H. Sherman
     ---------------------------------------------------------------------------

2)   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)
        ------------------------------------------------------------------------
     (b)
        ------------------------------------------------------------------------

3)   SEC Use Only
                 ---------------------------------------------------------------

4)   Citizenship or Place of Organization  U.S.A.
                                         ---------------------------------------

Number of Shares           5)   Sole Voting Power          307,184
Beneficially Owned                               -------------------------------
By Each Reporting
Person With                6)   Shared Voting Power
                                                   -----------------------------

                           7)   Sole Dispositive Power        307,184
                                                      --------------------------

                           8)   Shared Dispositive Power
                                                        ------------------------

9)   Aggregate Amount Beneficially Owned by Each Reporting Person

                      307,184
     ---------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


     ---------------------------------------------------------------------------

11)  Percent of Class Represented by Amount in Row (9)      6.6%
                                                     ---------------------------

12)  Type of Reporting Person (See Instructions)           IN
                                                --------------------------------



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                       SECURITIES AND EXCHANGE COMMISSION


                                  SCHEDULE 13G

                                 AMENDMENT NO. 3


Item 1(a)    Name of Issuer:  UFP Technologies, Inc.

      (b)    Address of Issuer's Principal Executive Offices:

                         172 East Main Street
                         Georgetown, Massachusetts 01833

Item 2(a)    Name of Person Filing:  Eliot H. Sherman

      (b)    Address of Principal Business Office or, if none, Residence:

                         172 East Main Street
                         Georgetown, Massachusetts 01833

      (c)    Citizenship:  USA

      (d)    Title of Class of Securities, Common Stock, $.01 par value

      (e)    CUSIP NUMBER:  902673102

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                         Not Applicable

Item 4(a)    Amount Beneficially Owned:                                307,184

      (b)    Percent of Class:                                             6.6%

      (c)    Number of Shares as to which such person has:

                (i)    sole power to direct the vote                   307,184

                (ii)   shared power to vote or to direct the vote            0

                (iii)  sole power to dispose or to direct the disposition of
                                                                       307,184



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                (iv)   shared power to dispose or to direct the disposition of
                                                                             0

Item 5       Ownership of Five Percent or Less of a Class:

             Not Applicable

Item 6       Ownership of More than Five Percent on Behalf of Another Person:

             Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
             Company:

             Not Applicable

Item 8       Identification and Classification of Members of the Group:

             Not Applicable

Item 9       Notice of Dissolution of Group:

             Not Applicable

Item 10      Certification

             Not Applicable




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                                  SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


                                    February 10, 1997
                                    -----------------------------------------
                                    Date


                                    /s/ Eliot H. Sherman
                                    -----------------------------------------
                                    Signature


                                    Eliot H. Sherman
                                    -----------------------------------------
                                    Name/Title